Innovation at the Speed of Light ® Stock Option Exchange Program Employee Meetings July 2013 Exhibit (a)(1)(H)

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Agenda
Why Are We Making This Offer?
What Is the Stock Option Exchange Program?
Which Grants Are Eligible to be Exchanged?
How Many New Options Will I Receive?
When Will I Receive the New Options?
What Are the Tax Implications?
What Should I Consider In Making My Decision?
How Do I Make My Election?
What Happens Following the Close of the Offer?
What If I Have Questions?
Demo of Offer Website

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Why Are We Making This Offer?
Intevac’s Stock Price has declined significantly since mid-2010
Believe that decline was influenced in part by adverse conditions in the United States & global economies and adverse demand
and supply conditions in the global market for HDDs & solar
panels
As a result of the decline in our stock price, a significant portion of our stock options are underwater
Primary purpose of the exchange program is to restore the
intended retention and incentive value of our equity awards and to better align the interests of our option holders and
stockholders

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What is the Stock Option Exchange Program?
An offer to exchange certain underwater stock options for a
lesser number of new options subject to a new vesting schedule
Intevac stockholders approved program at 2013 Annual Meeting
Offer is filed with the U.S. Securities and Exchange Commission as part of a tender offer statement on Schedule TO available at
www.sec.gov
Offer is open July 9, 2013 – August 6, 2013 at 9 p.m. Pacific Time
Participation is voluntary

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Which Grants Are Eligible to be Exchanged?
Stock options that meet all of the following criteria are eligible:
–
Held by an eligible option holder
–
Exercise price greater than $8.49
–
Granted prior to July 9, 2012
–
Remain outstanding and unexercised as of the offer expiration date
Eligible option holders include
–
Employees of Intevac (or any subsidiary) as of the start date of the offer who remain employees or service providers through the
expiration of the offer
–
Our Named Executive Officers and members of the Board of
Directors are not eligible to participate in the offer
Employees may elect to participate on a grant-by-grant basis
–
If a grant is included all vested and unvested outstanding option shares must be exchanged

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How Many New Options Will I Receive?
For each eligible option, you will receive a choice of exchanging these options for a lesser number of new options
Number of new options you are eligible to receive is determined by an exchange ratio
Exchange ratio is based on the exercise price of your eligible options as follows:
Exercise price of new options will equal the closing price of our common stock on the new grant date
If the exercise price of your
eligible option is:
If you elect to participate,
you will receive:
$8.50 to $12.00 1 new option for every 1.75 exchanged options
$12.01 to $16.00 1 new option for every 2.25 exchanged options
$16.01 to $20.00 1 new option for every 3.50 exchanged options
$20.01 and higher 1 new option for every 8.00 exchanged options

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When Will I Receive the New Options?
Grant date for new stock options is August 6, 2013 (unless offer is extended)
New option agreements will be distributed as soon as reasonably practical after the expiration of the offer
Each new option grant will have a new vesting schedule:
–
1/3 of the shares subject to the new option will vest on the first anniversary of the option grant date
–
1/3 of the shares subject to the new option will vest on the second anniversary of the option grant date
–
1/3 of the shares subject to the new option will vest on the third anniversary of the option grant date
–
Vesting is conditioned on your continued employment or other service through the applicable vesting date
Each new stock option grant will have a contractual life of 5 years

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What Are the Tax Implications?
Please carefully review the country-specific tax disclosures included in the Offer to Exchange document
Employees in the U.S. will generally not be subject to tax as a result of the exchange of eligible options for new options
Employees in Singapore should refer to Schedule C of the Offer to
Exchange document for a description of the tax consequences that may apply
All new options will be non-statutory stock options
You should consult with your tax advisor to determine the personal tax consequences to of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you

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What Should I Consider In Making My Decision?
Potential value of your eligible options vs. new options
–
Based on your assumptions about future IVAC stock price
–
You can model scenarios on the offer website
Your risk tolerance
Vesting schedules
Carefully review the information provided in the Offer to Exchange and supplemental documents
Intevac is not making any recommendations as to whether or not you should participate

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How Do I Make My Election?
Log-on to the offer website at www.corp-action.net/intevac
Enter your PIN
–
PIN was e-mailed to you on July 9
th
by
intevacoptionexchange@computershare.com
–
You may request your PIN by calling the Computershare Call
Center at 877-298-6228 (toll-free within the U.S.) or +1-201-680-
6973 (call collect outside the U.S.)
Review the offer materials and view your eligible option holdings
Make your election decision online via the website
–
Model the potential gains for your eligible options versus the new options
May withdraw or change you election at any time prior to the offer close
All final elections must be submitted and received no later than
August 6, 2013 at 9 p.m. Pacific Time

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What Happens Following the Close Of the Offer?
All properly submitted elections will be accepted and processed
Exchanged stock options will be cancelled upon the expiration of the offer – August 6, 2013 unless extended
New stock options will be granted on August 6, 2013 following the close of the offer, unless extended
New option agreements will be distributed as soon as reasonably practical after the expiration of the offer

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What If I Have Questions?
Refer to the offer materials available at www.corp-
action.net/intevac
or via www.sec.gov
Contact the Computershare Call Center at:
–
877-298-6228 (toll-free within the U.S.)
–
+1-201-680-6973 (call collect outside the U.S.)
–
Available Monday through Friday 8 a.m. to 8 p.m. Eastern Time